CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
On May 20, 2005, the Fund's Board of Directors
(the "Directors"), upon the
recommendation of the Audit Committee, appointed
 Ernst & Young LLP as the Fund's
independent registered public accountant. The previous
 reports issued by Deloitte &
Touche LLP (D&T) on the Fund's financial statements
 for the fiscal years ended
November 30, 2003 and November 30, 2004, contained
 no adverse opinion or disclaimer
of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal years ended November 30, 2003 and
November 30, 2004: (i) there were no disagreements with
 D&T on any matter of
accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with
its reports on the financial statements for such years;
and (ii) there were no reportable
events of the kind described in Item 304(a) (1) (v) of
 Regulation S-K under the Securities
Exchange Act of 1934, as amended. As indicated above, the Fund has appointed Ernst &
Young LLP (E&Y) as the independent registered public accountant to audit the Fund's financial statements for the fiscal year ending
 November 30, 2005. During the Fund's
fiscal years ended November 30, 2003 and November 30, 2004
 and the interim period
commencing December 1, 2004 and ending May 20, 2005, neither the Fund nor anyone on its behalf has consulted E&Y on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type
of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item
304).